Exhibit 10.1

EXECUTION VERSION

SECURITIES TRANSFER AGREEMENT

by and among

GRAMERCY CAPITAL CORP.

GKK CAPITAL LP

SL GREEN OPERATING PARTNERSHIP, L.P.

GKK MANAGER MEMBER CORP.

and

SL GREEN REALTY CORP.
(solely for the purpose of Sections 2.6, 5.4, 5.5, 5.6, 6.3, 6.4, 6.5, 7.1, 7.2, 7.3, 7.4(a), 7.4(b), 7.4(d), 7.4(e), 7.5, 7.6 and 7.7 and Article VIII of this Agreement)

with respect to

all of the outstanding

membership interests of

GKK MANAGER LLC

and

certain Class B Limited Partnership Units of

GKK CAPITAL LP

Dated as of April 24, 2009

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

SECURITIES TRANSFER AGREEMENT

THIS SECURITIES TRANSFER AGREEMENT, dated as of April 24, 2009 (this “Agreement” ), is made by and among Gramercy Capital Corp., a Maryland corporation (“Parent”), GKK Capital LP, a Delaware limited partnership (the “Operating Partnership”), SL Green Operating Partnership, L.P., a Delaware limited partnership (“SLGOP”), GKK Manager Member Corp., a Delaware corporation (“Manager Corp”), and, solely for the purpose of Sections 2.6, 5.4, 5.5, 5.6, 6.3, 6.4, 6.5, 7.1, 7.2, 7.3, 7.4(a), 7.4(b), 7.4(d), 7.4(e), 7.5, 7.6 and 7.7 and Article VIII of this Agreement, SL Green Realty Corp., a Maryland corporation (“SLG”). Capitalized terms used herein but not otherwise defined (including in the Recitals to this Agreement) shall have the meanings ascribed to such terms in Article I of this Agreement.

RECITALS

WHEREAS, (i) SLGOP owns 34.02% of the issued and outstanding membership interests (the “SLGOP Owned Manager Interests”) in GKK Manager LLC, a Delaware limited liability company (the “Manager”) and (ii) Manager Corp owns 65.98% of the issued and outstanding membership interests (the “Manager Corp Owned Manager Interests”) in the Manager;

WHEREAS, (i) SLGOP is a limited partner of the Operating Partnership and owns 70.00 Class B Units (the “SLGOP Owned Class B Units”), representing 70.00% of the issued and outstanding Class B Units and (ii) the Manager is a limited partner of the Operating Partnership and owns 30.00 Class B Units (the “Manager Owned Class B Units”), representing 30.00% of the issued and outstanding Class B Units;

WHEREAS, Parent, the Operating Partnership and the Manager are parties to the Second Amended and Restated Management Agreement, dated as of October 27, 2008 (the “Management Agreement”), pursuant to which the Manager provides management, advisory and various other services to Parent and the Operating Partnership;

WHEREAS, Parent and SLGOP are parties to and wish to terminate the Amended and Restated Origination Agreement, dated as of April 19, 2006 (the “Origination Agreement” ), and Parent and SLGOP wish to enter into a Special Rights Agreement in the form attached hereto as Exhibit A (the “Special Rights Agreement”);

WHEREAS, Parent, Gramercy Loan Services LLC and Green Loan Services, LLC wish to enter into an Special Servicing Agreement in the form attached hereto as Exhibit B  (the “Special Servicing Agreement”);

WHEREAS, the Operating Partnership, Parent, SLGOP and SLG are parties to and wish to terminate the Services Agreement, dated as of October 27, 2008 (the “Services Agreement” ), pursuant to which SLGOP and SLG provide certain consulting and other services to Parent and the Operating Partnership;

WHEREAS, the Operating Partnership, Parent, SLGOP and the Manager are parties to an Agreement, dated as of December 30, 2008, pursuant to which, among other things, (i) the Manager paid to the Operating Partnership $2.75 million in cash simultaneously with the execution of such agreement and (ii) SLGOP transferred to Parent 1.9 million shares of Parent’s common stock, in full satisfaction of all potential obligations that the holders of Class B Units may have had to the Operating Partnership, and that the Operating Partnership may have had to the holders of Class B Units; and

WHEREAS, the parties to this Agreement wish to provide for a transaction in which SLGOP and Manager Corp will assign, transfer, convey and deliver to the Operating Partnership all of the Manager Corp Owned Manager Interests, SLGOP Owned Manager Interests and the SLGOP Owned Class B Units, and in consideration therefor, Parent and the Operating Partnership will take the actions and pay the amounts set forth in this Agreement;

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.            Definitions.

(a)           As used in this Agreement, the following terms have the respective meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in the State of New York are authorized or required to be closed for the conduct of regular banking business.

“Class B Units” means the Class B units of the Operating Partnership.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Plan” means a Plan that the Manager or any ERISA Affiliate sponsors, maintains, has any obligation to contribute to, has or may have Liability under or is otherwise a party to, or which otherwise provides benefits for employees, former employees, independent contractors or former independent contractors (or their dependents and beneficiaries) who provide or provided services primarily to the Manager; provided, that Company Plan shall not include any Plan sponsored or maintained by Parent or the Operating Partnership, or any Plan to which Parent or the Operating Partnership is a party.

“Encumbrances” means any and all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever, but excluding non-exclusive licenses of Intellectual Property.

“Environmental Law” means any Law relating to the protection, investigation or restoration of the environment (including natural resources) or the health or safety of human or other living organisms, including the manufacture, introduction into commerce, export, import, processing, distribution, use, generation, treatment, storage, handling, presence, disposal, transportation, release or management of, or other activities with respect to, Hazardous Substances, in each case as presently in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means a person required at any particular time to be aggregated with the Manager under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any U.S. or foreign federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or self-regulatory agency or authority.

“Governmental Consent” means any material declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority.

“Hazardous Substance” means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, medical waste, radon, asbestos or asbestos-containing products or materials, chloroflourocarbon, hydroflourocarbon, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs) or lead-containing paint or plumbing, and (ii) any element, compound, substance, waste or other material that is regulated under any Environmental Law or is defined as, or included in the definition of, or deemed by or pursuant to any Environmental Law or by any Governmental Authority to be “hazardous,” “toxic,” a “contaminant,” “waste,” a “pollutant,” “hazardous substance,” “hazardous waste,” “restricted hazardous waste,” “hazardous material,” “extremely hazardous waste,” a “toxic substance,” a “toxic pollutant” or words with similar meaning.

“Indebtedness” means, as to any Person, (i) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade payables arising in the ordinary course of business, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (viii) all guarantees by such Person of any of the indebtedness specified in clauses (i) through (vii) of this definition of any other Person.

“Indemnified Party” means any Person claiming indemnification under any provision of Article VII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VII.

“Intellectual Property” means all of the following intellectual property and intellectual property rights:  (i) all names and marks, brands and slogans, all registered and unregistered trademarks, trade names, service marks and applications therefor and all goodwill associated therewith; (ii) all patents, patent applications and inventions conceived or reduced to practice prior to the Closing, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or other jurisdiction prior to the Closing, and all reissues thereof and all reexamination certificates issuing therefrom; (iii) all copyrights, including all related copyright registrations; (iv) all know-how or other trade secrets, whether or not reduced to practice; (v) the right to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement or misappropriation of any of the foregoing; (vi) all licenses, options to license and other contractual rights to use such intellectual property or intellectual property rights; and (vii) all computer and electronic data processing programs and software programs and related documentation.

“Knowledge of the Manager” means the actual knowledge (after reasonable inquiry) of the persons listed on Section 1.1(a)(i) of the Manager Disclosure Schedule.

“Laws” means all laws, statutes, regulations, ordinances, orders, judgments, decrees or other legally binding requirements issued, promulgated, adopted or imposed by any Governmental Authority.

“Liabilities” means all indebtedness, liabilities, obligations, responsibilities, commitments and expenses of every kind, whether or not accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, determined or determinable.

“Losses” means any and all damages, fines, fees, penalties, Liabilities, settlements and judgments, losses and costs and expenses (including loss of value, interest, court costs and fees, and reasonable costs of attorneys, accountants and other experts, expenses of investigation or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided, that Losses shall not include any indirect, special, punitive, incidental or consequential damages of any kind (except to the extent such damages are awarded against any Indemnified Party in a claim by a third party).

“Manager Material Adverse Effect” means, with respect to the Manager, any development, occurrence, effect, event or change that, individually or taken together with all other developments, occurrences, effects, events or changes occurring prior thereto, has or is reasonably likely to have (i) a material adverse effect on the business, operations, properties, condition (financial or otherwise) or assets of the Manager and the Manager Subsidiary, taken as a whole (provided, however, that Manager Material Adverse Effect shall not be deemed to include any developments, occurrences, effects, events or changes to the extent resulting from (A) changes in general political, economic or business conditions (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God) affecting the business or industry in which the Manager and the Manager Subsidiary, as applicable, operates, except to the extent that such changes in general political, economic or business conditions have a materially disproportionate adverse effect on the Manager and the Manager Subsidiary, as applicable, relative to other similarly situated participants, (B) changes in general financial and capital market conditions, except to the extent that such changes in general financial and capital market conditions have a materially disproportionate adverse effect on the Manager and the Manager Subsidiary, as applicable, relative to other similarly situated participants, (C) changes, after the date hereof, in Laws of general applicability or interpretations thereof by courts or Governmental Authorities, (D) changes, after the date hereof, in GAAP, applicable to the business or industry in which the Manager and the Manager Subsidiary, as applicable, operates generally, (E) the announcement or performance of the transactions contemplated by this Agreement or the Special Rights Agreement or (F) matters expressly requested by Parent or consented to by Parent); or (ii)  a material adverse effect on the enforceability of SLG’s, SLGOP’s or Manager Corp’s obligations under this Agreement or the Special Rights Agreement, as the case may be, or SLG’s, SLGOP’s or Manager Corp’s ability to perform its obligations under this Agreement or the Special Rights Agreement in a timely manner or to consummate the transactions contemplated by this Agreement or the Special Rights Agreement, as the case may be, without material delay.

“OP Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended.

“OP Units” means, collectively, the Class A Units, the Class B Units, the Class C Units and units of limited partnership of the Operating Partnership classified as LTIP Units.

“Parent Material Adverse Effect” means, with respect to Parent and the Operating Partnership, any development, occurrence, effect, event or change that, individually or taken together with all other developments, occurrences, effects, events or changes occurring prior thereto, has or is reasonably likely to have a material adverse effect on the enforceability of such party’s obligations under this Agreement or the Special Rights Agreement or on such party’s ability to perform its obligations under this Agreement or the Special Rights Agreement in a timely manner or to consummate the transactions contemplated by this Agreement or the Special Rights Agreement without material delay.

“Permit” means any permit, license, franchise, approval, consent, registration, clearance, variance, exemption, order, certificate or authorization by or of any Governmental Authority.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or, if due and payable, are being contested in good faith in appropriate proceedings, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ and other statutory liens arising or incurred in the ordinary course of business in respect of Liabilities that will have been paid prior to the Closing or that are not yet due and payable or, if due and payable, are being contested in good faith in appropriate proceedings, (c) Encumbrances consisting of pledges or deposits made in connection with obligations under workers’ compensation laws, unemployment insurance or similar legislation, including liens of judgments thereunder which are not currently dischargeable, (d) Encumbrances over goods or equipment arising under the supplier’s standard retention of title arrangements or (e) Encumbrances constituted by existing credit facilities, finance or capital leases.

“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority.

“Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, agreement, practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“SLG Material Adverse Effect” means, with respect to SLG, SLGOP and Manager Corp, any development, occurrence, effect, event or change that, individually or taken together with all other developments, occurrences, effects, events or changes occurring prior thereto, has or is reasonably likely to have a material adverse effect on the enforceability of such party’s obligations under this Agreement or the Special Rights Agreement or on such party’s ability to perform its obligations under this Agreement or the Special Rights Agreement in a timely manner or to consummate the transactions contemplated by this Agreement or the Special Rights Agreement without material delay.

“Straddle Period” means any Tax period beginning, but not ending, on or before the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person (i) of which the first Person owns directly or indirectly 50% or more of the equity interest in the other Person, (ii) of which the first Person or any other Subsidiary of the first Person is a general partner or (iii) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person’s Subsidiaries.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), whether federal, state, local, foreign or other, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority and any Liability for any of the foregoing as transferee or successor.

“Tax Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreements” means all existing or effective agreements or arrangements (whether or not written) binding on the Manager that provide for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax Liability (other than any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

(b)           In addition, the following terms are defined on the pages of this Agreement indicated below:

401(k) Plan Transfer Amount	Section 5.4(a)
Agreement	Preamble
Balance Sheet	Section 3.6
Confidential Information	Section 5.6
Employee	Section 3.12(a)
Financial Statements	Section 3.6

Fundamental Representations	Section 7.1(a)
Indemnity Amount	Section 7.4(a)
Individuals	Section 3.10(b)
Leased Real Property	Section 3.21(a)
Leases	Section 3.21(a)
Management Agreement	Recitals
Manager	Recitals
Manager Corp	Preamble
Manager Corp Consideration	Section 2.2(b)
Manager Corp Owned Manager Interests	Recitals
Manager Corp Transfer	Section 2.1(b)
Manager Disclosure Schedule	ARTICLE III
Manager Indemnified Parties	Section 7.3
Manager Owned Class B Units	Recitals
Manager Permits	Section 3.24
Manager Subsidiary	Section 3.1(c)
Operating Partnership	Preamble
Origination Agreement	Recitals
Parent	Preamble
Parent 401(k) Plan	Section 5.4(a)
Parent Deductible	Section 7.4(b)
Parent Indemnified Parties	Section 7.2
Post Closing Amount	Section 2.7
Qualifying Losses	Section 7.4(a)
Representatives	Section 5.6
Services Agreement	Recitals
SLG	Preamble
SLGOP	Preamble
SLGOP Consideration	Section 2.2(a)
SLGOP Deductible	Section 7.4(a)
SLGOP Owned Class B Units	Recitals
SLGOP Owned Manager Interests	Recitals
SLGOP Transfer	Section 2.1(a)
Special Rights Agreement	Recitals
Special Servicing Agreement	Recitals
Tax Loss	Section 6.3(a)
Tax Referee	Section 6.4
Transfers	Section 2.1(b)

(c)           For the purposes of this Agreement, except to the extent the context otherwise requires:

(i)            when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(ii)           the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)          whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)          the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)           all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)          the definitions contained in this Agreement are applicable to the singular as well as the plural forms of those terms;

(vii)         if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(viii)        references to a party are also to its permitted successors and assigns;

(ix)           the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(x)            “contract” includes any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, franchise concession, contract, agreement, Permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding, whether written or oral;

(xi)           “ordinary course of business” (or similar terms) shall be deemed followed by “consistent with past practice;”

(xii)          “assets” shall include “rights,” including rights under contracts;

(xiii)         “reasonable efforts” or similar terms shall not require the waiver of any rights under this Agreement; and

(xiv)        “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

ARTICLE II

THE TRANSFERS; CLOSING

Section 2.1.            Transfers.  At the Closing, upon the terms and subject to the conditions of this Agreement:

(a)           SLGOP hereby transfers, assigns, conveys and delivers to the Operating Partnership, and the Operating Partnership hereby accepts from SLGOP, good and valid title, free and clear of all Encumbrances (other than Encumbrances arising under applicable federal and state securities

Laws), to all of (i) the SLGOP Owned Manager Interests and (ii) the SLGOP Owned Class B Units (collectively, the “SLGOP Transfer”); and

(b)           Manager Corp hereby transfers, assigns, conveys and delivers to the Operating Partnership, and the Operating Partnership hereby accepts from Manager Corp, good and valid title, free and clear of all Encumbrances (other then Encumbrances arising under applicable federal and state securities Laws), to all of the Manager Corp Owned Manager Interests (the “Manager Corp Transfer” and, together with the SLGOP Transfer, the “Transfers”).

Section 2.2.            Consideration.

(a)           In consideration of the SLGOP Transfer, SLGOP’s entry into this Agreement and the Special Rights Agreement and other value and benefit to be provided by SLGOP hereunder and thereunder, Parent and the Operating Partnership shall at the Closing pay SLGOP an amount in cash equal to $10.00 (the “SLGOP Consideration” ) and shall take the other actions and enter into the other agreements required by this Agreement.

(b)           In consideration of the Manager Corp Transfer, Manager Corp’s entry into this Agreement and other value and benefit to be provided by Manager Corp hereunder, Parent and the Operating Partnership shall at the Closing pay Manager Corp an amount in cash equal to $10.00 (the “Manager Corp Consideration” ) and shall take the other actions and enter into the other agreements required by this Agreement.

(c)           Each of SLGOP and Manager Corp acknowledges and agrees that, notwithstanding any provision to the contrary in the OP Agreement or any other agreement or understanding among SLGOP or Manager Corp or any of their respective Subsidiaries or Affiliates, on the one hand, and Parent or the Operating Partnership or any of their respective Subsidiaries or Affiliates, on the other hand, the payment of the cash consideration set forth in Section 2.2(a) and Section 2.2(b), the entry by each of Parent and the Operating Partnership into this Agreement and, in the case of Parent, the Special Rights Agreement and other value and benefit to be provided by Parent and the Operating Partnership hereunder and thereunder constitute the only consideration payable in exchange for the SLGOP Transfer and the Manager Corp Transfer and that no other consideration is payable to SLGOP or Manager Corp in exchange for the SLGOP Transfer and the Manager Corp Transfer and in respect of any other actual, potential or perceived ownership interest in the Manager, the Operating Partnership or any of their respective Subsidiaries or Affiliates.

Section 2.3.            Closing.  The Closing shall be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, at 10:00 a.m. local time, on the date hereof.

Section 2.4.            Closing Deliveries by Parent.  At the Closing, Parent and/or the Operating Partnership, as applicable, will deliver or cause to be delivered to SLGOP and Manager Corp, as applicable:

(a)           to SLGOP, cash in an aggregate amount equal to the sum of (i) $1,737,158, which amount represents the netting of (x) certain accrued and unpaid bonuses of the Manager due to Parent and (y) certain consulting fees, management fees, special servicing fees and other expenses due to SLGOP or its Affiliate and (ii) the SLGOP Consideration;

(b)           to Manager Corp, cash in an aggregate amount equal to the Manager Corp Consideration;

(c)           a duly executed counterpart of the Special Rights Agreement;

(d)           duly executed counterparts of the Special Servicing Agreement; and

(e)           such further instruments and documents as may be required to be delivered by Parent or the Operating Partnership pursuant to the terms of this Agreement or as may be reasonably requested by SLGOP in connection with the Closing.

Section 2.5.            Closing Deliveries by SLGOP and Manager Corp.  At the Closing, SLGOP and Manager Corp, as applicable, will deliver to Parent:

(a)           a duly executed assignment of each of the SLGOP Owned Manager Interests, the Manager Corp Owned Manager Interests and the SLGOP Owned Class B Units, as applicable, in each case in form and substance reasonably satisfactory to Parent;

(b)           duly executed counterparts of the Special Rights Agreement;

(c)           a duly executed counterpart of the Special Servicing Agreement; and

(d)           such further instruments and documents as may be required to be delivered by SLGOP and Manager Corp pursuant to the terms of this Agreement or as may be reasonably requested by Parent or the Operating Partnership in connection with the Closing.

Section 2.6.            Termination.  Immediately upon the Closing, each of the Origination Agreement and the Services Agreement shall automatically terminate and be of no further force and effect without any further action by any party thereto.  For the avoidance of doubt, it is acknowledged that no provisions set forth in these agreements shall have any further force of effect even if the terms of any of these agreements may be interpreted otherwise.

Section 2.7.            Class B Distributions.  The Operating Partnership shall have an obligation to pay to SLGOP an amount equal to the amount that would have been payable, if any, to SLGOP and the Manager in their capacities as holders of the SLGOP Owned Class B Units and the Manager Owned Class B Units under the terms of Section 5.01(C) of the OP Agreement (the “Post Closing Amount”) in respect of the quarter ended March 31, 2009 had this Agreement not been entered into.  Such Post Closing Amount shall be paid in the same manner and timing as distributions on Class B Units would normally be paid under the OP Agreement; provided, however, that if the Operating Partnership is, at the time a Post Closing Amount is due as set forth above, restricted from making distributions on Class B Units pursuant to an agreement existing as of the date hereof, the obligation to make a payment in respect of the Post Closing Amount, if any, will be deferred until such time that all such restrictions no longer exist.  No interest shall accrue with respect to such deferred payment.  SLGOP agrees that it, as the sole holder of Class B Units as of the date hereof (other than the Manager), waives any rights to receive any distributions in respect of the Class B Units in respect of any prior or future periods.  The holders of the SLGOP Owned Class B Units and the Manager Owned Class B Units and the Operating Partnership agree that they have no obligations to each other under the terms of Section 5.01(C) of the OP Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO
SLGOP, MANAGER CORP AND THE MANAGER

Each of SLGOP and Manager Corp, jointly and severally, represents and warrants to Parent and the Operating Partnership that, except as set forth in the disclosure schedule delivered by SLGOP and Manager Corp to Parent and the Operating Partnership prior to the execution and delivery of this Agreement (the “Manager Disclosure Schedule”), as of the date hereof (except that with respect to the representations and warranties related to the Manager Subsidiary, all such representations and warranties are made only for the period from April 1, 2008 to and including the date hereof):

Section 3.1.            Organization and Qualification.

(a)           SLGOP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, license, use, lease and operate its assets and properties (including the SLGOP Owned Manager Interests and the SLGOP Owned Class B Units) and to carry on its business as it is now being conducted.  SLGOP is not in default under any provision of its certificate of limited partnership or its limited partnership agreement.

(b)           Manager Corp is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, license, use, lease and operate its assets and properties (including the Manager Corp Owned Manager Interests) and to carry on its business as it is now being conducted.  Manager Corp is not in default under any provision of its certificate of incorporation or bylaws.

(c)           The Manager is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, license, use, lease and operate its assets and properties (including the Manager Owned Class B Units) and to carry on its business as it is now being conducted.  First States Services Management LLC (the “Manager Subsidiary”) is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania.  Each of the Manager and the Manager Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in every jurisdiction in which such qualification, licensing or admission is necessary because of the nature of the property owned, leased or operated by it or the nature of the business conducted by it (each of which jurisdictions is listed in Section 3.1(c) of the Manager Disclosure Schedule), except where the failure to be so qualified, licensed or admitted or in good standing would not reasonably be expected to have a Manager Material Adverse Effect.  Neither the Manager nor the Manager Subsidiary is in default under any provision of its certificate of formation or operating agreement.  SLGOP has delivered to Parent true, complete and correct copies of the certificate of formation, operating agreement, minute books and member ledgers of each of the Manager and the Manager Subsidiary as are in effect on the date hereof.

Section 3.2.            Authority; Non-Contravention; Approvals.

(a)           Each of SLGOP and Manager Corp has all requisite power and authority to execute and deliver this Agreement and, in the case of SLGOP, the Special Rights Agreement and to perform the transactions contemplated by this Agreement and, in the case of SLGOP, the Special Rights Agreement.  The execution and delivery of this Agreement and, in the case of SLGOP, the Special Rights Agreement and the performance by each of SLGOP and Manager Corp of the transactions contemplated by this Agreement and, in the case of SLGOP, the Special Rights Agreement has been approved by the general partner of SLGOP or the members and the board of managers of Manager Corp, as applicable, and no partnership or limited liability company, as applicable, or other proceedings on the part of SLGOP or Manager Corp are necessary to authorize the execution and delivery of this Agreement or, in the case of SLGOP, the Special Rights Agreement and the performance by SLGOP and Manager Corp of the transactions contemplated by this Agreement and, in the case of SLGOP, the Special Rights Agreement.

(b)           This Agreement has been, and upon its execution by SLGOP the Special Rights Agreement will be, duly and validly executed and delivered by SLGOP or Manager Corp, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and, in the case of SLGOP, the Special Rights Agreement by each other party thereto, constitute, and upon their execution, this Agreement and, in the case of SLGOP, the Special Rights Agreement will constitute, legal, valid and binding obligations of SLGOP or Manager Corp, as applicable, enforceable against SLGOP or Manager Corp, as applicable, in accordance with their respective terms.

(c)           The execution and delivery of this Agreement and, in the case of SLGOP, the Special Rights Agreement by SLGOP and Manager Corp and the performance of the transactions contemplated by this Agreement and, in the case of SLGOP, the Special Rights Agreement by SLGOP and Manager Corp do not and will not (i) conflict with or result in a breach of any provision of the organizational documents of SLGOP, Manager Corp, the Manager or the Manager Subsidiary, (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under, the terms, conditions or provisions of any contract or other instrument of any kind to which SLGOP, Manager Corp, the Manager or the Manager Subsidiary is a party or by which any of their respective properties or assets may be bound or affected, or (iii) violate any order, writ, judgment, injunction, decree, statute, treaty, rule or regulation applicable to SLGOP, Manager Corp, the Manager or the Manager Subsidiary or any of their respective properties or assets, excluding from the foregoing clauses (ii) and (iii) such violations, breaches, defaults, terminations, modifications, cancellations, losses or accelerations that would not reasonably be expected to have a Manager Material Adverse Effect or SLG Material Adverse Effect, as the case may be.

(d)           No Governmental Consent is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement and, in the case of SLGOP, the Special Rights Agreement by SLGOP or Manager Corp, as applicable, or the performance by SLGOP or Manager Corp, as applicable, of the transactions contemplated by this Agreement and, in the case of SLGOP, the Special Rights Agreement or the consummation of the transactions contemplated by this Agreement and, in the case of SLGOP, the Special Rights Agreement.

Section 3.3.            The Manager Corp Owned Manager Interests, the SLGOP Owned Manager Interests, the SLGOP Owned Class B Units and the Manager Owned Class B Units.

(a)           As of the date hereof, (i) SLGOP is the lawful record and beneficial owner of the SLGOP Owned Manager Interests and the SLGOP Owned Class B Units, (ii) Manager Corp is the lawful record and beneficial owner of the Manager Corp Owned Manager Interests and (iii) the Manager is the lawful record and beneficial owner of the Manager Owned Class B Units, in each case free and clear of all Encumbrances whatsoever, other than Encumbrances arising under this Agreement or the Special Rights Agreement or restrictions on transfer imposed under applicable federal and state securities Laws or, with respect to the Class B Units only, the OP Agreement.  The Manager Corp Owned Manager Interests, the SLGOP Owned Manager Interests, the SLGOP Owned Class B Units and the Manager Owned Class B Units have been duly authorized and are validly issued, fully-paid and non-assessable and have been issued in accordance with all applicable federal and state securities Laws.

(b)           Upon the conveyance of the SLGOP Owned Manager Interests and the SLGOP Owned Class B Units by SLGOP, in each case in the manner contemplated under Article II, SLGOP will transfer, assign, convey and deliver beneficial and legal title to the Operating Partnership of all of the SLGOP Owned Manager Interests and the SLGOP Owned Class B Units free and clear of all Encumbrances, except for Encumbrances created by the Operating Partnership, the OP Agreement or restrictions on transfer imposed under federal and state securities Laws.

(c)           Upon the conveyance of the Manager Corp Owned Manager Interests by Manager Corp in the manner contemplated under Article II, Manager Corp will transfer, assign, convey and deliver beneficial and legal title to the Operating Partnership of all of the Manager Corp Owned Manager Interests free and clear of all Encumbrances, except for Encumbrances created by the Operating Partnership, the OP Agreement or restrictions on transfer imposed under federal and state securities Laws.

(d)           There are no outstanding options, warrants or other rights of any kind to acquire any membership or other interest in the Manager or the Manager Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire any such interests, nor is the Manager or the Manager Subsidiary committed to issue any such option, warrant, right or security.

Section 3.4.            Capitalization.  The SLGOP Owned Manager Interests and the Manager Corp Owned Manager Interests constitute all of the issued and outstanding membership interests in the Manager.  The Manager has no other outstanding membership or other equity interests.  No Person other than SLGOP and Manager Corp has any right to participate in the revenues, profits, control or administration of the Manager.

Section 3.5.            Subsidiaries and Equity Investments.  The Manager has no Subsidiaries other than the Manager Subsidiary and does not have, directly or indirectly, any equity interest in any other Person.  The Manager owns all the outstanding limited liability company interests in the Manager Subsidiary free and clear of all Encumbrances.

Section 3.6.            Financial Statements.  Section 3.6 of the Manager Disclosure Schedule sets forth the (i) unaudited balance sheet of the Manager as of each of March 31, 2009 (the “Balance Sheet”) and  December 31, 2008  and (ii) unaudited statement of income for each of the years ended December 31, 2008, 2007, 2006 and 2005 (collectively, the “Financial Statements”).  The Financial Statements were prepared in accordance with GAAP on a basis consistent with prior periods and fairly present in all material respects the financial position and results of operations of Manager as of the dates and for the respective periods presented (subject to the absence of  footnote disclosures otherwise required by GAAP).

Section 3.7.            Absence of Undisclosed Liabilities.  There are no Liabilities of the Manager or the Manager Subsidiary of any nature, whether accrued, contingent or otherwise, except for Liabilities (a) reflected in the Financial Statements, (b) that were incurred since the date of the Balance Sheet and were normal and recurring expenses incurred in the ordinary course of business that would not reasonably be expected to have a Manager Material Adverse Effect, (c) that have been discharged or paid in full prior to the date hereof or (d) that derive from actions, inactions or omissions that any of the Manager Indemnified Parties (as defined in Section 7.3) would be entitled to indemnification for under Section 7.3(c).

Section 3.8.            Intentionally Omitted.

Section 3.9.            Books and Records.  The minute books and other similar records of the Manager and the Manager Subsidiary as made available to Parent prior to the execution of this Agreement contain a true and complete record, in all material respects, of all actions taken at all meetings and by written consents in lieu of meetings of the members, board of managers, and committees of the board of managers of the Manager and the Manager Subsidiary.

Section 3.10.          Tax Matters.

(a)           All Tax Returns required to be filed with any Tax Authority or delivered to any Person by the Manager or the Manager Subsidiary have been timely filed or delivered in accordance with applicable Law, and all such Tax Returns were true, correct and complete.  No claim has been made by a Tax Authority in a jurisdiction where Tax Returns are not filed by the Manager or the Manager Subsidiary that the Manager or the Manager Subsidiary is or may be subject to taxation by that jurisdiction.

(b)           At all times since the organization of the Manager (i) all of the issued and outstanding membership interests of the Manager have been owned by SLGOP and/or Manager Corp or were owned by the individuals listed on Section 3.10(b) of the Manager Disclosure Schedule (the “Individuals”), (ii) the Manager has been treated as a partnership for U.S. federal income Tax and all state and local income and franchise Tax purposes and (iii) no election has been made by the Manager or any other Person to treat the Manager as other than a partnership for such purposes.  At all times since the organization of the Manager Subsidiary (i) the Manager Subsidiary has been treated as a “disregarded entity” within the meaning of U.S. Treasury Regulation Section 301.7701-3 for U.S. federal income Tax and all state and local income or franchise Tax purposes, and (ii) no election has been made by the Manager Subsidiary or any other person to treat the Manager Subsidiary as other than a “disregarded entity” for such purposes.  Except for the interests in the Manager Subsidiary owned by the Manager, none of the Manager or the Manager Subsidiary owns securities (A) possessing more than 10% of the total voting power of the outstanding securities of any one issuer or (B) having a value of more than 10% of the total value of the outstanding securities of any issuer.

(c)           No audit or other examination by any Tax Authority that relates to any Taxes of the Manager or the Manager Subsidiary is currently in progress (and to the Knowledge of the Manager, no such audit or examination is pending or has been threatened), and neither the Manager nor the Manager Subsidiary has received any notification from any Tax Authority relating to any issue that could affect any Liability for Taxes of the Manager or the Manager Subsidiary.

(d)           No agreement or waiver extending the statue of limitations relating to the payment, assessment or collection of any Taxes of the Manager or the Manager Subsidiary has been entered into or requested, and no contest that relates to any Taxes of the Manager or the Manager Subsidiary exists.

(e)           There are no agreements in effect between the Manager or the Manager Subsidiary and any Person (including, but not limited to, any Tax Sharing Agreements) or any other statutory, judicial or contractual agreements or provisions under which the Manager or the Manager Subsidiary could be liable for any Taxes of any Person or claims related to any Taxes of any Person (including, but not limited to SLGOP and Manager Corp).  None of the Manager or the Manager Subsidiary has (i) requested, received or been the subject of any written ruling of any Tax Authority relating to Taxes of the Manager or the Manager Subsidiary and has entered into any written agreement with a Tax Authority relating to Taxes of the Manager or the Manager Subsidiary, (ii) engaged in any transaction of which it has made (or intends to make or was required to make) any disclosure to any Tax Authority to avoid the imposition of any penalties, interest or addition to Taxes of the Manager or the

Manager Subsidiary, or (iii) filed any Tax Return of the Manager or the Manager Subsidiary containing any position that is, or would be, subject to penalties under Code Section 6662 (or any similar provision of state, local or foreign Law).

(f)            None of the Manager or the Manager Subsidiary has changed any method of accounting (or requested any change in any method of accounting) that related to any Taxes of the Manager or the Manager Subsidiary as a separate entity, and is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Code Section 7121 (or any similar provision of state, local or foreign Law) executed on or before the Closing Date, (ii) installment sale or open transaction made on or prior to the Closing Date, or (iii) prepaid amount on or prior to the Closing Date.

(g)           None of SLGOP or Manager Corp expects any Governmental Authority to assess any additional Taxes of the Manager or the Manager Subsidiary for any period for which Tax Returns have been or should have been filed.  There is no dispute or claim concerning any Tax Liability of the Manager or the Manager Subsidiary either (i) claimed or raised by any Governmental Authority in writing or (ii) to the Knowledge of the Manager, pending or threatened.  Section 3.10(g) of the Manager Disclosure Schedule lists all jurisdictions in which state, local and foreign Tax Returns are filed by or with respect to the Manager and the Manager Subsidiary and indicates any Tax Returns that have been audited or that are currently the subject of audit.

(h)           All Taxes owed by the Manager and the Manager Subsidiary have been paid whether or not reflected on any Tax Return.  The charges, accruals and reserves with respect to Taxes on the books of the Manager and the Manager Subsidiary were determined in accordance with GAAP consistently applied and are adequate to cover any Taxes of the Manager and the Manager Subsidiary that have accrued but are not yet due and payable.  All Taxes that the Manager and the Manager Subsidiary is or was required by Law to withhold or collect in connection with amounts owing to any employee, independent contractor, creditor, member or other third party have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority.  There are no Encumbrances with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Manager or the Manager Subsidiary (except statutory Encumbrances for Taxes not yet due or payable).

Section 3.11.          ERISA and Employee Benefits.

(a)           Section 3.11(a) of the Manager Disclosure Schedule contains a correct and complete list of each Company Plan; provided, that a Company Plan does not need to be listed on Section 3.11(a) if it is maintained by an ERISA Affiliate and has never been maintained or participated in by the Manager or the Manager Subsidiary and if no employee or independent contractor of the Manager or the Manager Subsidiary is or has ever been eligible to participate therein.  Neither the Manager nor the Manager Subsidiary has any obligation to change or otherwise modify any existing Company Plan or program or to establish any new Company Plan or program.

(b)           Each of the Company Plans maintained or participated in by the Manager or the Manager Subsidiary and, to the Knowledge of the Manager (for purposes of this Section 3.11(b)), each other Company Plan, is, and its administration (including without limitation, with respect to reporting and disclosure) is and has been, in compliance in all material respects with, and neither the Manager nor the Manager Subsidiary has not received any claim or notice that any such Company Plan is not in compliance in all material respects with, its terms and with applicable Law. Neither Parent nor any subsidiary thereof shall be required to pay or otherwise have any Liability in respect of a Company Plan that is not maintained or participated in by the Manager or the Manager Subsidiary.

(c)           SLGOP has delivered to Parent prior to the execution of this Agreement correct and complete copies of each Company Plan required to be listed on Section 3.11(a) of the Manager Disclosure Schedule, together with all amendments and supplements thereto.

(d)           Each of the Company Plans that is intended to be tax-qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited, and, to the Knowledge of the Manager, no circumstances have occurred that would adversely affect the tax-qualified status of any such Plan that cannot be corrected under the Self-Correction Program of the Employee Plans Compliance Resolution System of the Internal Revenue Service.

(e)           There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or, to the Knowledge of the Manager, threatened, alleging any breach of the terms of any Company Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such Plan that would be reasonably likely to result in a Manager Material Adverse Effect.

(f)            No Company Plan is subject to Title IV of ERISA.  Parent, the Operating Partnership and its Affiliates (including without limitation, on and after the Closing Date, the Manager and its ERISA Affiliates) shall have no Liability for, under, with respect to or otherwise in connection with any Plan, which Liability arises under ERISA or the Code, solely by virtue of the Manager or the Manager Subsidiary being aggregated, with any other person that is an ERISA Affiliate (other than with the Manager or Manager Subsidiary), in a controlled group or affiliated service group for purposes of ERISA or the Code at any relevant time prior to the Closing Date.

Section 3.12.          Employment Matters.

(a)           Section 3.12(a) of the Manager Disclosure Schedule sets forth the name and base compensation of all officers, managers, consultants and employees of each of the Manager and the Manager Subsidiary and their Affiliates who provide services to the Manager or the Manager Subsidiary, as applicable (each, an “Employee”).  All commitments and/or obligations of the Manager or the Manager Subsidiary to pay any Employee or any other Person any form of compensation (whether base compensation, bonus, benefits, severance or other termination payments) are set forth in the Plans or other documents listed on Section 3.11(a) of the Manager Disclosure Schedule.

(b)           Neither the execution and delivery of this Agreement or the Special Rights Agreement, nor the performance of the transactions contemplated hereby and thereby, will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any material payment (including severance payments, payments under any other agreements or unemployment compensation payments, payments subject to Section 280G of the Code or otherwise) becoming due from the Manager, the Manager Subsidiary or any ERISA Affiliate to any officer, manager or employee of the Manager, the Manager Subsidiary or any other Person, under any Company Plan, (ii) materially increase any benefits otherwise payable under any Company Plan or (iii) other than as provided in Section 5.8 herein, result in any acceleration of the time of payment or vesting of any material benefits payable by the Manager, the Manager Subsidiary or any ERISA Affiliate under any Company Plan.

Section 3.13.          Labor Relations.  Other than as set forth on Schedule 3.13: (i) there is no unfair labor practice, charge or complaint or other proceeding pending or, to the Knowledge of the Manager, threatened against the Manager or the Manager Subsidiary, (ii) each of the Manager and the Manager Subsidiary complies all in material respects, and at all times in the past, has complied in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and has not engaged in any unfair labor practice that is likely to result in any material Liability to the Parent or the Operating Partnership, (iii) neither the Manager nor the Manager Subsidiary is a party to, nor does it have any direct or indirect material Liability with respect to, any collective bargaining agreement or other labor union contract applicable to its employees or to any other Persons providing services to the Manager or the Manager Subsidiary or, to the Knowledge of the Manager, are any activities or proceedings of any labor union or other Person to organize any such employees ongoing and (iv) there is no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of the Manager, threatened, against or affecting the Manager or the Manager Subsidiary, nor has there been any such activity within the past two years.

Section 3.14.          Absence of Litigation.  There are no claims, suits, proceedings, actions, investigations, oppositions, challenges or cancellation proceedings pending or, to the Knowledge of the Manager, threatened against or affecting any of the Manager or the Manager Subsidiary or relating to or affecting any of their respective properties or assets that, if adversely determined, would reasonably be expected to result in a Manager Material Adverse Effect.  There are no outstanding orders, writs, judgments, decrees, injunctions or settlements that (i) prohibit or restrict the consummation of the transactions contemplated by this Agreement or the Special Rights Agreement, (ii) would reasonably be expected to have a Manager Material Adverse Effect, (iii) would materially adversely affect the operations of the Manager, Parent or the Operating Partnership following the Closing or (iv) that otherwise restrict the Manager or the Manager Subsidiary in any material respect.

Section 3.15.          No Violation of Law.  Neither the Manager nor the Manager Subsidiary is, or in the past two years has it been, in default under or in violation of, or has it been charged with any violation of, any material Law.  The business of each of the Manager and the Manager Subsidiary has during the last two years been operated in all material respects in accordance with applicable material Laws.  This Section 3.15 does not relate to matters with respect to Taxes, which are the subject of Section 3.10, employee benefits and labor matters, which are the subject of Sections 3.11, 3.12 and 3.13, environmental matters, which are the subject of Section 3.22, and Permits, which are the subject of Section 3.24.

Section 3.16.          Title to Assets; Encumbrances.  Each of the Manager and the Manager Subsidiary has good, valid and marketable title to all of its assets and properties, free and clear of all Encumbrances (other than Permitted Encumbrances).

Section 3.17.          Sufficiency of Assets.  Immediately following the Closing, none of SLGOP or any of its Affiliates will own or lease any assets or properties (other than Parent’s lease of its office in New York, NY from SLG) that are used in or are necessary for the conduct of the business consistent with past practice of the Manager or the Manager Subsidiary.  For purposes of this Section 3.17, “Affiliates” shall not include Parent, the Operating Partnership, the Manager or the Manager Subsidiary.

Section 3.18.          Insurance.  Section 3.18 of the Manager Disclosure Schedule sets forth a complete and correct list of all policies held by for the benefit of the Manager or the Manager Subsidiary as of the date hereof and a brief description of the coverage provided by such insurance policies.  SLGOP has delivered to Parent a complete and correct copy of all such policies together with all riders and amendments thereto entered into prior to the date hereof.  All the insurance policies listed on Section 3.18 of the Manager Disclosure Schedule are in full force and effect, all premiums due and payable thereon have been paid and no notice of cancellation or termination has been received with respect to any such policy.

Section 3.19.          Contracts and Other Agreements.

(a)           Section 3.19(a) of the Manager Disclosure Schedule contains a correct and complete list of all of the following contracts or other arrangements to which the Manager or the Manager Subsidiary is a party or by which any of their respective assets is bound:

(i)            all contracts or other arrangements providing for a commitment of employment or consultation services;

(ii)           all contracts or other arrangements with any Person containing any provision or covenant prohibiting or materially limiting the ability of the Manager or the Manager Subsidiary to engage in any business activity or compete with any Person;

(iii)          all material partnership, joint venture, shareholders’ or other similar contracts or other arrangements with any Person;

(iv)          all contracts or other arrangements related to Indebtedness of the Manager or the Manager Subsidiary;

(v)           all contracts or other arrangements involving payments or potential payments by or to the Manager or the Manager Subsidiary of more than $100,000;

(vi)          all contracts or other arrangements for the purchase of materials, supplies, equipment, software or technology providing for payments in excess of $100,000;

(vii)         all contracts or other arrangements pursuant to which the Manager or the Manager Subsidiary is a lessee of any machinery, equipment, motor vehicle, office furniture, fixtures or other personal property providing for lease payments in excess of $100,000 per year; and

(viii)        all contracts or other arrangements providing for payments in excess of $100,000 in any twelve-month period from the Manager and the Manager Subsidiary and are not otherwise required to be included in Section 3.19(a) of the Manager Disclosure Schedule by clauses (i) through (vii).

(b)           Each contract and other arrangement set forth on Section 3.19(a) of the Manager Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement enforceable against the Manager or the Manager Subsidiary, as applicable, and, to the Knowledge of the Manager, each other party thereto, in accordance with its terms.  None of the Manager, the Manager Subsidiary or, to the Knowledge of the Manager, any other party to any such contract or other arrangement is in material violation or material breach of, or in material default under, and, to the Knowledge of the Manager, there has not occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a material default under, or permit the termination of, any such contract or other arrangement.

(c)           SLGOP has delivered to Parent correct and complete copies (or if none exists, reasonably complete and accurate written descriptions) of each contract and other arrangement required to be listed on Section 3.19(a) of the Manager Disclosure Schedule, together with all amendments and supplements thereto.

Section 3.20.          Intellectual Property.

(a)           Section 3.20(a) of the Manager Disclosure Schedule sets forth a correct and complete list of (i) all material Intellectual Property owned by the Manager or the Manager Subsidiary, (ii) all licenses of material Intellectual Property to which the Manager or the Manager Subsidiary is a party (other than any “off the shelf” computer software that at the time of Closing is commercially available) and (iii) all material Intellectual Property used by the Manager or the Manager Subsidiary pursuant to formal or informal arrangements with any of their respective Affiliates (including SLGOP and its Affiliates).

(b)           The Manager or the Manager Subsidiary, as applicable, owns or otherwise has the right to use all of the material Intellectual Property necessary for the conduct of the businesses of the Manager and the Manager Subsidiary as they are currently conducted (other than Permitted Encumbrances).

(c)           The conduct of the Manager’s and the Manager Subsidiary’s businesses does not infringe upon or misappropriate the rights of any other Person except for such infringement or misappropriation that would not reasonably be expected to have a Manager Material Adverse Effect nor, to the Knowledge of the Manager, is any Intellectual Property owned by or licensed to the Manager or the Manager Subsidiary being infringed upon or misappropriated by any other Person.

(d)           Consummation of the transactions contemplated by this Agreement will not result in the elimination of Manager’s or the Manager Subsidiary’s right to use any of the Intellectual Property described in Section 3.20(a) of the Manager Disclosure Schedule or result in the imposition of any material financial or other obligation on the Manager, the Manager Subsidiary or Parent in respect of any such Intellectual Property, except for such eliminations of rights that would not reasonably be expected to have a Manager Material Adverse Effect.

Section 3.21.          Real Property.

(a)           Neither the Manager nor the Manager Subsidiary owns any real property.  Section 3.21(a) of the Manager Disclosure Schedule contains a correct and complete list of each parcel of real property leased or subleased to or by the Manager or the Manager Subsidiary (the “Leased Real Property”) and also lists the full name of each lease agreement, sublease agreement and any amendments thereto pursuant to which such Leased Real Property is leased (collectively, the “Leases”).

(b)           The Manager or the Manager Subsidiary, as applicable, has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leased Real Property for the full term of the applicable lease or leases of such property.  Each lease required to be listed on Section 3.21(a) of the Manager Disclosure Schedule is a legal, valid and binding agreement of the Manager or the Manager Subsidiary, as applicable, enforceable against the Manager or the Manager Subsidiary, as applicable, and, to the Knowledge of the Manager, each other party thereto, in accordance with its terms.  Since October 1, 2006, neither the Manager nor the Manager Subsidiary is, nor has either of them received any written notice that any other party is, in default (or any condition or event that, after notice or lapse of time or both, would constitute a default) under any such lease, except for such defaults that would not reasonably be likely to have a Manager Material Adverse Effect.  Neither the Manager nor the Manager Subsidiary owes any brokerage commissions with respect to any such leased space (including any contingent obligation in respect of future lease extensions).

(c)           SLGOP has delivered to Parent prior to the execution of this Agreement correct and complete copies of all Leases (including any amendments and renewal letters) required to be listed on Section 3.21(a) of the Manager Disclosure Schedule.

(d)           No other Person holds any written sublease, lease option or other current or contingent right to occupy any of the Leased Real Property before the expiration of the applicable lease.  No tenant or other party in possession of any of the Leased Real Property has any right to purchase, or holds any right of first refusal to purchase, such properties.

Section 3.22.          Environmental Matters.  The Manager and the Manager Subsidiary comply and at all times have complied in material respects with all applicable Environmental Laws and no claim has been asserted against the Manager or the Manager Subsidiary under any Environmental Law, nor is there any basis on which such material Liability might validly be imposed on the Manager or the Manager Subsidiary in the future.

Section 3.23.          Bank Accounts.  Section 3.23 of the Manager Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Manager or the Manager Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship and (b) a true and complete list and description of each such account, safe deposit box and relationship, indicating in each case the account number and the names of the respective managers, officers, employees, agents or other similar representatives of the Manager or the Manager Subsidiary, as applicable, having signatory power with respect thereto.

Section 3.24.          Permits.  Each of the Manager and the Manager Subsidiary holds all Permits that are required to be maintained by it in connection with the conduct of its business, except for such Permits the absence of which would not reasonably be expected to have a Manager Material Adverse Effect.  All the Permits held by the Manager and the Manager Subsidiary are listed in Section 3.24 of the Manager Disclosure Schedule (the “Manager Permits”).  All the Manager Permits have been legally obtained and maintained and are in full force and effect except where such failure to maintain or to cause such Manager Permits to be in full force effect would not reasonably be expected to have a Manager Material Adverse Effect.  None of the Manager, the Manager Subsidiary or any of their Affiliates is in violation of or is being operated in violation of the terms of any Manager Permit, except for such violations which would not reasonably be expected to have a Manager Material Adverse Effect.  Neither the execution and delivery of this Agreement or the Special Rights Agreement nor the performance of any of the transactions contemplated hereby or thereby will:  (i) require any assignment, consent, waiver or other action in respect of any Manager Permit; (ii) result in the termination or modification of any Manager Permit; or (iii) result in a need for additional Permits, except in the case of foregoing clauses (i), (ii) and (iii), as would not reasonably be expected to have a Manager Material Adverse Effect.

Section 3.25.          Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Manager or the Manager Subsidiary.

Section 3.26.          No Other Clients.  The Manager’s and the Manager Subsidiary’s only clients since their respective inceptions have been Parent and the Operating Partnership.

Section 3.27.          Transactions and Related Parties.  There is no (a) loan outstanding from or to the Manager or the Manager Subsidiary, on the one hand, from or to any employee, officer, manager or consultant of the Manager or the Manager Subsidiary (other than (i) salaries or fees for services rendered and reimbursable business expenses paid to employees, officers, managers or consultants or (ii) advances made to employees, officers, managers or consultants in the ordinary course of the business to meet reimbursable business expenses anticipated to be incurred by such obligor), or any of the Manager’s or the Manager Subsidiary’s Affiliates, on the other hand, or (b) agreement between the Manager or the Manager Subsidiary and any Affiliate or any such employee, officer or manager that is not reflected in Section 3.19(a) of the Manager Disclosure Schedule.

Section 3.28.          Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Parent or any of its Subsidiaries (including the Operating Partnership) could become liable in connection with the transactions contemplated by this Agreement or the Special Rights Agreement as a result of any action taken by or on behalf of SLG, SLGOP, Manager Corp, the Manager or the Manager Subsidiary other than Citigroup Global Markets, Inc., whose fees and expenses will be paid by SLGOP at or prior to Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND THE OPERATING PARTNERSHIP

Parent and the Operating Partnership, jointly and severally, hereby represent and warrant to SLGOP and Manager Corp that:

Section 4.1.            Organization and Qualification of Parent and the Operating Partnership.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland.  The Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of Parent and the Operating Partnership has all requisite power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Parent is not in default under any provision of its articles of incorporation or it bylaws and the Operating Partnership is not in default under any provision of its certificate of limited partnership or the OP Agreement.

Section 4.2.            Authority; Non-Contravention; Approvals.

(a)           Each of Parent and the Operating Partnership has all requisite power and authority to execute and deliver this Agreement and, in the case of Parent, the Special Rights Agreement and to perform the transactions contemplated by this Agreement and the Special Rights Agreement.  The execution and delivery of this Agreement and, in the case of Parent, the Special Rights Agreement and the performance by each of Parent and the Operating Partnership of the transactions contemplated by this Agreement and, in the case of Parent, the Special Rights Agreement have been approved by the board of directors of Parent, on behalf of itself and as the general partner of the Operating Partnership, and no other corporate or partnership, as applicable, or other proceedings on the part of Parent or the Operating Partnership are necessary to authorize the execution and delivery of this Agreement or, in the case of Parent, the Special Rights Agreement and the performance by Parent and the Operating Partnership of the transactions contemplated by this Agreement and, in the case of Parent, the Special Rights Agreement.

(b)           This Agreement has been, and upon its execution by Parent the Special Rights Agreement will be, duly and validly executed and delivered by Parent or the Operating Partnership, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and, in the case of Parent, the Special Rights Agreement by each other party thereto, constitute, and upon their execution, this Agreement and, in the case of Parent, the Special Rights Agreement will constitute, legal, valid and binding obligations of Parent or the Operating Partnership, as applicable, enforceable against Parent or the Operating Partnership, as applicable, in accordance with their respective terms.

(c)           The execution and delivery of this Agreement and the Special Rights Agreement by Parent or the Operating Partnership, as applicable, and the performance of the transactions contemplated by this Agreement and the Special Rights Agreement by Parent or the Operating Partnership, as applicable, do not and will not (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of Parent or the certificate of limited partnership or the OP Agreement, as applicable, (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under, the terms, conditions or provisions of any contract or other instrument of any kind to which Parent or any of its Subsidiaries (including the Operating Partnership) is a party or by which any of their respective properties or assets may be bound or affected or (iii) violate any order, writ, judgment, injunction, decree, statute, treaty, rule or regulation applicable to Parent or any of its Subsidiaries (including the Operating Partnership) or any of their respective properties or assets excluding from the foregoing clauses (ii) and (iii) such violations, breaches, defaults, terminations, modifications, cancellations, losses or accelerations that would not reasonably be expected to have a Parent Material Adverse Effect.

(d)           No Governmental Consent is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement and the Special Rights Agreement by either Parent or the Operating Partnership or the performance by Parent and the Operating Partnership of the transactions contemplated by this Agreement and the Special Rights Agreement or the consummation of the transactions contemplated by this Agreement and the Special Rights Agreement, other than (i) the filing with the SEC of any reports or filings under the Securities Act or the Securities Exchange Act and (ii) the filing with the appropriate state authorities of any required “blue sky” filings.

Section 4.3.            Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which SLGOP could become liable in connection with the transactions contemplated by this Agreement and the Special Rights Agreement as a result of any action taken by or on behalf of Parent or the Operating Partnership other than Goldman, Sachs & Co., whose fees and expenses will be paid by Parent at or prior to Closing.

ARTICLE V

COVENANTS

Section 5.1.            Commercially Reasonable Efforts.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Special Rights Agreement; provided, however, that each party’s obligations pursuant to this Section 5.1 shall be limited only to those sections specifically applicable to such party.

Section 5.2.            Use of Name.  SLGOP and Manager Corp agree, for themselves and their respective Affiliates, that from and after the Closing, other than in connection with any regulatory filings and public statements, none of them will use the names “GKK” or “Gramercy” or any abbreviation of or derivation from that name or any name similar to it in any form whatsoever, including in connection with advertising and promotional materials.  Parent and the Operating Partnership agree, for themselves and their respective Affiliates, that from and after the Closing, other than in connection with any regulatory filings (including filings with the SEC) and public statements, none of them will use the names “SLG” or

“SL Green” or any abbreviation of or derivation from that name or any name similar to it in any form whatsoever, including in connection with advertising and promotional materials.  Within 10 Business Days after the Closing, Manager Corp shall amend its certificate of incorporation to change its name to a name that does not contain the word “GKK” or substantially similar words.

Section 5.3.            Transfer Taxes.  The responsibility for, and the payment obligation in connection therewith, all transfer, registration, stamp, documentary, sales, use and similar Taxes (including all applicable real estate transfer or gains Taxes and transfer Taxes), any penalties, interest and additions to Tax, and fees incurred in connection with the transactions contemplated by this Agreement shall be borne one-half by Parent on the one hand, and one-half by SLGOP and Manager Corp, on the other hand.  Parent, on the one hand, and SLGOP and Manager Corp, on the other hand, shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

Section 5.4.            Officers and Employees.

(a)           SLG agrees to take all actions as are necessary to permit Employees to continue to participate in the SL Green Realty Corp. 401(k) Plan (“SLG 401(k) Plan”) after the Closing Date.  As soon as practicable after Parent or the Operating Partnership has established a retirement plan qualified under Section 401(a) and Section 401(k) of the Code (the “Parent 401(k) Plan”), SLG shall cause the trustee of the SLG 401(k) Plan to transfer to the qualified trust established under the Parent 401(k) Plan the account balances, whether or not vested, of all Employees in the SLG 401(k) Plan (the “401(k) Plan Transfer Amount”).  The 401(k) Plan Transfer Amount shall be transferred as cash and calculated as the value of account balances, determined by the trustee of the SLG 401(k) Plan as of the applicable daily valuation date of the SLG 401(k) Plan.  With respect to notes evidencing plan loans, the SLG 401(k) Plan shall assign such notes to the Parent 401(k) Plan.  Parent and SLG shall cooperate in making, and shall make, all appropriate filings required under the Code and ERISA, and the regulations thereunder, and shall further cooperate to ensure that the transfers described herein satisfy the applicable requirements of Sections 401(k), 414(l) and 401(a)(12) of the Code and the regulations thereunder.

(b)           Prior to the Closing Date, SLG and Parent or the Operating Partnership shall take all actions necessary so that the participation of, and any expense related to, all Employees (and their dependents and beneficiaries)  in the Plans of SLG, as set forth in Section 5.4(b) of the Manager Disclosure Schedule, shall cease as of the Closing, and their participation in the applicable Plans maintained by Parent or the Operating Partnership shall commence immediately upon the Closing with no waiting periods or other exclusions being applied if they were not applied to the Employee’s participation in the corresponding Plans of SLG.  In addition to the foregoing, SLG and Parent or the Operating Partnership shall take all actions necessary to ensure that, as soon as practicable following the Closing, the employee benefits provided to current and former employees of SLG or SLGOP (and their dependents and beneficiaries), on the one hand, and current and former employees of Parent, the Operating Partnership and the Manager (and their dependents and beneficiaries), on the other hand, will be provided under Plans and pursuant to insurance or other funding arrangements maintained solely by the applicable party.

Section 5.5.            Public Statements.  The parties hereby agree to, and approve, the form of joint press release attached hereto as Exhibit C.  After Closing, none of the parties hereto shall issue any other press release or any other written public statement with respect to this Agreement or the Special Rights Agreement or the transactions contemplated hereby or thereby without the prior written approval of the other parties hereto, except that prior review and approval shall not be required if, in the reasonable judgment of the party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or announcement in violation of any applicable Law or

NYSE policy or other rules and regulations governing the stock exchange on which any such party’s stock is listed.

Section 5.6.            Confidentiality.  From the Closing and for two years thereafter, SLG, SLGOP and Manager Corp will not, except in connection with this Agreement, disclose to any third party any confidential and non-public information concerning the business of the Manager and the Manager Subsidiary (“Confidential Information”); provided, SLG, SLGOP or Manager Corp may disclose Confidential Information (x) if required by Law or legal process or (y) to any of their respective employees, agents, counsel, accountants, financial managers, lenders, consultants and other representatives (together, its “Representatives” ) if such Representatives need to know Confidential Information to advise any of SLG, SLGOP, Manager Corp or any of their respective Affiliates; provided, however, that SLG, SLGOP or Manager Corp, as applicable, shall inform each such Person of the confidential nature of such Confidential Information and direct such Representatives to treat the Confidential Information with strict confidence.  In the event that SLG, SLGOP or Manager Corp is requested or required (by Law, oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the applicable Person will, to the extent permitted by applicable Law, notify Parent promptly of such request or requirement so that Parent may, at Parent’s sole cost and expense, seek an appropriate protective order or waive compliance with the provisions of this Section 5.6.  If, in the absence of a protective order or the receipt of a waiver hereunder, SLG, SLGOP or Manager Corp is, on the advice of counsel, compelled to disclose any Confidential Information, then such Person may disclose the Confidential Information; provided, that such Person shall use its commercially reasonable efforts to obtain, at the request of Parent (at Parent’s sole cost and expense), an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Parent shall designate.  The term Confidential Information shall not include information which (i) is or subsequently may become generally available to the public, other than as a result of disclosure by SLG, SLGOP or Manager Corp in violation of this Section 5.6, or (ii) is disclosed with Parent’s prior approval.

Section 5.7.            Management Agreement Acknowledgement.  Parent and the Operating Partnership acknowledge and agree that none of the Manager or its Affiliates or any of their respective members, stockholders, partners, managers, directors, officers, employees and agents will be liable to Parent, the Operating Partnership and their respective Affiliates or any of their respective members, stockholders, partners, managers, directors, officers, employees and agents for any acts or omissions performed or not performed on or prior to the Closing in accordance with and pursuant to the Management Agreement, except for any acts or omissions performed or not performed on or prior to the Closing that constituted willful misconduct, gross negligence or fraud in connection with the exercise of Manager’s duties under the Management Agreement.  The parties acknowledge and agree that in the event of a conflict between the terms and provisions of this Agreement and the Management Agreement in respect of the foregoing, the terms and provisions of this Agreement shall govern and control.  The parties acknowledge and agree that this Section 5.7 has no effect on the other terms and provisions of this Agreement or the respective rights, duties and obligations of the parties hereto.

Section 5.8.            Parent Equity Awards.  Notwithstanding anything to the contrary contained in any Plan of Parent or any individual award document under any Plan of Parent, from and after the date of this Agreement, each issued and outstanding Parent equity award (including stock options and restricted stock) granted to any SLG or SLGOP employees that will not become employees of Manager as a result of the transactions contemplated by this Agreement shall become immediately vested and exercisable in accordance with its terms.  Prior to the Closing, Parent has taken all necessary corporate and board action in order to authorize and effectuate the transactions described in this Section 5.8.

Section 5.9.            Certain Amendments.  Without the prior written consent of SLGOP, Parent shall not amend or cause to be amended for six years after the Closing Date Sections 6.8, 12.1, 12.2, 12.3, 12.4, 12.5 and 12.6 of the Limited Liability Company Operating Agreement of the Manager, in any case in a manner that is adverse to SLGOP or any of the Individuals.

Section 5.10.          D&O Insurance.  Parent and the Operating Partnership shall not terminate any of the existing insurance policies relating to director and/or officer liability as disclosed by the Parent and the Operating Partnership and set forth on Schedule 5.10 prior to their expiration (and represent and warrant that no such insurance policies have been terminated by Parent or the Operating Partnership since January 1, 2009) unless any such policy is replaced with a policy that provides for at least the same coverage and amounts containing terms and conditions that are no less favorable to the past directors and officers of the Manager covered by the policy to be terminated.

Section 5.11.          Obligations of American Financial Realty Trust.  Parent and the Operating Partnership acknowledge and agree that all obligations and liabilities under the employment-related agreements of employees of American Financial Realty Trust that became employees of the Manager following Parent’s acquisition of American Financial Realty Trust, which agreements are set forth in Section 5.11 of the Manager Disclosure Schedule, shall be the responsibility of the Parent and/or the Operating Partnership, and none of SLG, SLGOP, or Manager Corp shall have any obligations or liabilities with respect to such employment-related agreements.

ARTICLE VI

POST-CLOSING TAX MATTERS

Section 6.1.            Covenants.  Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), neither SLGOP nor Manager Corp shall, to the extent it may affect or relate to the Manager or the Manager Subsidiary, (i) make or change any Tax election, (ii) change any annual Tax accounting period, (iii) adopt or change any method of Tax accounting, (iv) file any amended Tax Return, (v) enter into any closing agreement related to any taxes, (vi) settle any Tax claim or assessment, (vii) surrender any right to claim a Tax refund, (viii) offset or effect any other reduction in Tax Liability, (ix) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or (x) take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax Liability or reducing any Tax asset of the Manager or the Manager Subsidiary for any period after the Closing; provided, that the provisions of this Section 6.1 shall only apply to the extent that they relate to the Tax Liability of the Manager and the Manager Subsidiary as entities.

Section 6.2.            Cooperation on Tax Matters.  Parent and SLGOP shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The parties agree (i) to retain all books and records with respect to Tax matters pertinent to the Manager or the Manager Subsidiary relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Parent or SLGOP, as the case may be, shall allow the other party or parties, as applicable, to take possession of such books and records (to the extent ever received by Parent).  The provisions of this

Section 6.2 shall only apply to the extent that they relate to the Tax Liability of the Manager and the Manager Subsidiary as entities.

Section 6.3.            Tax Indemnity.

(a)           SLG, SLGOP and Manager Corp, jointly and severally, hereby indemnify Parent and the Operating Partnership and their Affiliates (including, effective upon the Closing, the Manager and the Manager Subsidiary) against and agree to hold them harmless from any (i) Taxes of the Manager and the Manager Subsidiary attributable to a Pre-Closing Tax Period or to the portion of a Straddle Period ending on the date preceding the Closing Date, (ii) without duplication, any and all Losses, directly or indirectly arising out of or resulting from a breach of the provisions of Section 3.10, Section 6.1 or Section 6.2, (iii) any Liability for Taxes of others (including, but not limited to, SLGOP and Manager Corp) which Liability results from the Manager and the Manager Subsidiary having been disregarded entities (within the meaning of U.S. Treasury Regulation Section 301.7701-3) of SLGOP, or which is imposed by Law (including, without limitation, U.S. Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law) or as a result of any agreement or transaction that the Manager or the Manager Subsidiary was a party to or subject to prior to the Closing Date, and (iv) without duplication, any and all Losses arising out of or incident to the imposition, assessment or assertion of any Tax described in clauses (i), (ii) or (iii) (the sum of (i), (ii), (iii) and (iv) being referred to herein as a “Tax Loss”).

(b)           For purposes of this Section 6.3, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax related to the portion of such Tax period ending on the date preceding the Closing Date shall (i) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period for which such Tax is determined multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the date preceding the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the date preceding the Closing Date.  All determinations necessary to give effect to the allocation set forth in the foregoing clause (ii) shall be made in a manner consistent with prior practice of the Manager.

(c)           Subject to SLG’s consultation rights under Section 6.3(d), not later than 30 days after receipt by SLG of written notice from Parent stating that any Tax Loss has been incurred by any of the Persons specified in Section 6.3(a) and the amount thereof (specifying with reasonable particularity the calculation thereof), SLG, SLGOP and Manager Corp shall discharge their indemnification obligations with respect to such Tax Loss by paying to Parent an amount equal to the amount of such Tax Loss in immediately available funds by wire transfer.  The payment by Parent or any of the other Persons specified in Section 6.3(a) of any Tax Loss shall not relieve SLG, SLGOP or Manager Corp of their obligations under this Section 6.3.

(d)           Parent agrees to give prompt written notice to SLG of any Tax Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder which Parent deems to be within the ambit of this Section 6.3 (specifying with reasonable particularity the basis therefor) and will give SLG such information with respect thereto as SLG may reasonably request.  SLG may, at the sole expense of SLG, SLGOP and Manager Corp, upon notice to Parent, assume the defense of any such suit, action or proceeding (including any Tax audit); provided, that (x) SLG shall thereafter consult with Parent upon Parent’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and (y) SLG shall not, without Parent’s consent, not to be unreasonably withheld or delayed, agree to any settlement with respect to any Tax if such settlement reasonably would be expected to adversely affect the Tax Liability of Parent, any of its Affiliates or, following the Closing, the Manager and the Manager Subsidiary.  If SLG assumes such defense, (i) Parent shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by SLG (provided, that SLG shall retain control of all aspects of such defense) and (ii) SLG shall not assert that the Tax Loss, or any portion thereof, with respect to which Parent seeks indemnification is not within the ambit of this Section 6.3.  If SLG elects not to assume such defense, Parent, the Operating Partnership or the Manager may pay, compromise or contest the Tax at issue.  SLG, SLGOP and Manager Corp shall be liable for the fees and expenses of counsel employed by Parent for any period during which SLG has not assumed the defense thereof.  All of the parties hereto shall cooperate in the defense or prosecution of any claim hereunder.  Parent’s failure to give timely notice of a claim or otherwise comply with the requirements of this Section 6.3(d) shall not constitute a defense (in whole or in part) to any claim for indemnification hereunder.

(e)           To the extent permitted by applicable Law, any amount payable pursuant to this Section 6.3 shall be treated by the parties to this Agreement for federal income tax as an adjustment to the consideration payable to SLGOP in return for the SLG Transfer up to the amount of such consideration, and thereafter as taxable income (and SLG, SLGOP and Manager Corp shall fully indemnify for any Taxes resulting from such taxable income).

Section 6.4.            Disputes.  Disputes arising under this Article VI and not resolved by mutual agreement within 30 days shall be resolved by a nationally recognized Law or accounting firm with no material relationship with Parent or the Operating Partnership, on the one hand, or SLG, SLGOP or Manager Corp on the other hand (the “Tax Referee”), chosen by and mutually acceptable to both Parent and SLG within five days of the date on which the need to choose the Tax Referee arises.  The Tax Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require.  The costs, fees and expenses of the Tax Referee shall be borne equally by Parent, on the one hand, and SLG, SLGOP and Manager Corp on the other hand.

Section 6.5.            Tax Returns.

(a)           The Manager and the Manager Subsidiary shall, and SLGOP shall cause the Manager and the Manager Subsidiary to, file or cause to be filed all Tax Returns that are required to be filed by the Manager or the Manager Subsidiary prior to the Closing Date; provided, that such Tax Returns shall be prepared and filed in a manner consistent with past practices unless otherwise required by applicable Law; and provided, further, that, except as provided in Section 6.5(b), in the case of any Tax Return required to be filed after the date of this Agreement, the Manager and the Manager Subsidiary shall, not later than thirty (30) days prior to the due date for filing any such Tax Return (including extensions), provide Parent with the opportunity to review a draft copy of such Return (together with any supporting materials, including schedules and work papers) by sending such draft to Parent, and Parent shall, not later than fifteen (15) days prior to the date for filing such Tax Return (including extensions), inform the Manager or the Manager Subsidiary, as applicable, of any objections to such Tax Return, which objections shall be resolved in good faith.  Except as provided in the preceding sentence or in Section 6.5(b), Parent shall have the exclusive obligation and authority to file or cause to be filed all Tax Returns that are required to be filed by the Manager or the Manager Subsidiary, provided, that the Manager and the Manager Subsidiary shall, not later than thirty (30) days prior to the due date for filing any such Tax Return (including extensions), provide SLG with the opportunity to review a draft copy of such Return (together with any supporting materials, including schedules and work papers) by sending such draft to SLG, and SLG shall, not later than fifteen (15) days prior to the date for filing such Tax Return (including extensions), inform the Manager or the Manager Subsidiary, as applicable, of any objections to such Tax Return, which objections shall be resolved in good faith.

(b)           Notwithstanding anything to the contrary in this Article VI, the parties agree that the consummation of the Transfers shall result in a termination of the Manager as a partnership for federal income tax purposes under Section 708(b)(1)(A) of the Code and that SLGOP shall have the exclusive obligation and authority for the preparation and filing of the federal, state and local income tax returns of the Manager for the taxable year of the Manager ending on the Closing Date.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.1.            Survival of Representations, Warranties, Covenants and Agreements.

(a)           The representations and warranties of the parties contained in this Agreement will survive the Closing (i) indefinitely with respect to the representations and warranties contained in Section 3.1 [Organization and Qualification], Section 3.2(a), Section 3.2(b) and Section 3.2(c)(i) [Authority], Section 3.3 [The Manager Corp Owned Manager Interests, the SLGOP Owned Manager Interests, the SLGOP Owned Class B Units and the Manager Owned Class B Units], Section 3.4 [Capitalization], Section 3.28 [Brokers], Section 4.1 [Organization and Qualification of Parent and Operating Partnership], Section 4.2(a) and Section 4.2(b) [Authority] and Section 4.3 [Brokers] (collectively, the “Fundamental Representations”) and with respect to the assessment of any Taxes or the incurrence of Tax Losses as provided for in Article VI; (ii) until 60 calendar days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to the matters contained in Section 3.10 [Tax Matters] and Section 3.11 [ERISA and Employee Benefits]; (iii) until April 30, 2010 in the case of all other representations and warranties; provided, however, that any representation or warranty that would otherwise terminate in accordance with clause (ii) or (iii) above will continue to survive if a notice of a claim shall have been validly and timely given under this Article VII on or prior to the date on which it otherwise would terminate, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article VII.  Any such extended survival will relate solely to the specific matters set forth in the notice of claim and for all other purposes such representation and warranty shall terminate.  Except as otherwise expressly provided in this Agreement, each covenant hereunder shall survive without limitation as to time.

(b)           For purposes of this Agreement, a party’s representations and warranties shall be deemed to include such party’s Disclosure Schedule.

Section 7.2.            Indemnification of Parent.  SLG, SLGOP and Manager Corp, jointly and severally, shall indemnify and hold harmless Parent and its Subsidiaries (including the Operating Partnership) and their respective successors and the respective shareholders, members, partners, officers, directors, managers, employees and agents of each such indemnified Person (collectively, the “Parent Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Parent Indemnified Party (whether or not due to third party claims) that, directly or indirectly, arise out of, result from, are based upon or relate to:  (a) any inaccuracy in or any breach of, as of the Closing Date (except any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), any representation or warranty made by SLGOP or Manager Corp in this Agreement; provided, however, that if any such representation and warranty is qualified in any respect by materiality, Manager Material Adverse Effect or SLG Material Adverse Effect, for purposes of this clause (a) such materiality, Manager Material Adverse Effect or SLG Material Adverse Effect qualification will in all respects be ignored; (b) any failure by SLG, SLGOP or Manager Corp to duly and timely perform or fulfill any of its covenants or agreements required to be performed by it under this Agreement; (c) any acts or omissions performed or not performed by Manager prior to the Closing in its capacity as “Manager” under the Management Agreement, to the extent any such acts or omissions performed or not performed constituted willful misconduct, gross negligence, or fraud in connection with the exercise of the Manager’s duties under the Management Agreement (it being understood that in the event of a conflict between the terms and provisions of this Agreement and the Management Agreement in respect of the foregoing, the terms and provisions of this Agreement shall govern and control); and (d) any claims made by any of the individuals party to the agreements set forth on Schedule 7.2(d) with respect to the subject matter covered by those agreements.  Notwithstanding anything in this Agreement to the contrary, the parties agree that none of SLG, SLGOP or Manager Corp shall be liable or responsible under this Section 7.2 or otherwise for Losses of the Manager or Parent arising out of, resulting from, based upon or relating to the matters set forth on Schedule 7.2.

Section 7.3.            Indemnification of SLG, SLGOP and Manager Corp.  Parent and the Operating Partnership, jointly and severally, shall indemnify and hold harmless SLG, SLGOP and Manager Corp and their respective successors and the respective shareholders, members, partners, officers, directors, managers, employees and agents of each such indemnified Person (collectively the “Manager Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Manager Indemnified Party (whether or not due to third party claims) that, directly or indirectly, arise out of, result from, are based upon or relate to:  (a) any inaccuracy in or any breach of, as of the Closing Date (except any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), any representation or warranty made by Parent or the Operating Partnership in this Agreement; provided, however, that if any such representation and warranty is qualified in any respect by materiality or Parent Material Adverse Effect, for purposes of this clause (a), such materiality or Parent Material Adverse Effect qualification will in all respects be ignored; (b) any failure by Parent or the Operating Partnership to duly and timely perform or fulfill any of its covenants or agreements required to be performed by it under this Agreement; (c) any acts or omissions performed or not performed by Manager prior to the Closing in its capacity as “Manager” under the Management Agreement and not resulting from the willful misconduct, gross negligence or fraud in connection with the exercise of the Manager’s duties under the Management Agreement (it being understood that in the event of a conflict between the terms and provisions of this Agreement and the Management Agreement in respect of the foregoing, the terms and provisions of this Agreement shall govern and control); and (d) any obligations or liabilities (i) under the Employment and Noncompetition Agreement, dated as of April 16, 2008, between John Roche and the Manager, as amended by the First Amendment to Employment and Noncompetition Agreement, dated as of November 3, 2008, the letter agreement between John Roche and SLGOP, dated as of November 3, 2008 and the Letter Agreements between John Roche and the Manager, dated as of January 9, 2009 and March 16, 2009 and (ii) to Joe DeLuca in connection with his provision of consulting services to Parent.

Section 7.4.            Limitations.

(a)           No amounts of indemnity shall be payable by SLG, SLGOP and Manager Corp as a result of any claim arising under clause (a) of Section 7.2 relating to a breach or alleged breach of a representation or warranty (i) unless the Losses in respect of such claim or series of related claims exceeds $20,000 (any such Losses being “Qualifying Losses”)  and (ii) unless and until Parent Indemnified Parties have paid, suffered, incurred, sustained or become subject to Qualifying Losses referred to in that clause in excess of $500,000 in the aggregate (the “SLGOP Deductible”), in which case Parent Indemnified Parties may bring a claim for such Losses to the extent the aggregate amount of such Losses exceeds the SLGOP Deductible; provided, that such limitation shall not apply to any claim for Losses based upon a breach of any Fundamental Representation.  The maximum aggregate Liability of SLG, SLGOP and Manager Corp under clause (a) of Section 7.2 shall not exceed $10,000,000 (the “Indemnity Amount”); provided, that such limitation shall not apply to any claim for Losses based upon a breach of any Fundamental Representation or to any claim for Losses pursuant to Section 7.2(b), Section 7.2(c) or Section 7.2(d).

(b)           No amounts of indemnity shall be payable as a result of any claim arising under clause (a) of Section 7.3 relating to a breach or alleged breach of a representation or warranty (i) unless the Losses in respect of such claim or series of related claims are Qualifying Losses and (ii) unless and until the Manager Indemnified Parties have paid, suffered, incurred, sustained or become subject to Qualifying Losses referred to in that clause in excess of $500,000 in the aggregate (the “Parent Deductible”) in which case the Manager Indemnified Parties may bring a claim for such Losses to the extent the aggregate amount of such Losses exceeds the Parent Deductible; provided, that no such limitation exists with respect to a claim based on a breach of any of Parent’s Fundamental Representations.  The maximum aggregate Liability of Parent under clause (a) of Section 7.3 shall not exceed the Indemnity Amount; provided, that no such limitation exists with respect to a claim based on a breach of any of Parent’s Fundamental Representations.

(c)           Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that the breach by SLGOP of the representation and warranty contained in Section 3.6 shall not in and of itself result in a Loss; provided, that the foregoing shall not prevent or otherwise affect a determination that the underlying cause of such breach shall have resulted in a Loss.

(d)           Nothing in this Section 7.4 shall apply to, or in any way limit the obligations of, an Indemnifying Party under Section 7.5 to pay all defense costs in respect of third-party claims.

(e)           Nothing in this Section 7.4 shall apply to, or in any way limit the obligations of the parties under Article VI.

Section 7.5.            Method of Asserting Claims.  All claims for indemnification by any Indemnified Party under Section 6.3 and this Article VII shall be asserted and resolved as follows:

(a)           If an Indemnified Party intends to seek indemnification under this Article VII, it shall promptly (i) notify the Indemnifying Party in writing of such claim, indicating with reasonable particularity the nature of such claim and the basis therefor (including a good faith estimate of the amount of Losses), and (ii) provide the Indemnifying Party with all relevant information that is material to the claim or that the Indemnifying Party may reasonably request (but any such notice and information from a Parent Indemnified Party need only be given to SLGOP).  The failure to provide such notice and information will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

(b)           If such claim involves a claim by a third party against the Indemnified Party, and provided the claim by the Indemnified Party is not of a type for which the Indemnifying Party’s Liability may be limited by Section 7.4, the Indemnifying Party may, within twenty days after receipt of such notice and information, and upon notice to the Indemnified Party, assume, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, the settlement or defense thereof (in which case any Loss associated therewith shall be the sole responsibility of the Indemnifying Party); provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it; provided further, that the Indemnifying Party shall not be obligated to obtain the approval of the Indemnified Party with respect to any monetary settlement which by its terms unconditionally releases the Indemnified Party completely from all liability in connection with such claim and does not contain any admission of guilt, culpability, misconduct or wrongdoing by, or an undertaking or continuing obligation of the Indemnified Party and is the sole responsibility of the Indemnifying Party (it being acknowledged that in the event of any non-monetary or injunctive settlement, the Indemnifying Party must obtain approval of the Indemnified Party prior to settlement.  If the Indemnifying Party assumes the settlement or defense of such claim and the Indemnified Party determines reasonably and in good faith that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interest, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel.  Notwithstanding the foregoing, (A) the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this Section 7.5(b), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests, provided, that the Indemnified Party shall not, without the consent of the Indemnifying Party, enter into any settlement or compromise with respect to a claim unless the Indemnifying Party has failed to deliver the notice referred to in the first sentence of this Section 7.5(b), (B) the Indemnified Party may take over the control of the defense or settlement of a third-party claim at any time if it irrevocably waives its right to indemnity under this Agreement with respect to such claim and (C) the Indemnifying Party may not, without the consent of the Indemnified Party, settle or compromise any action (other than a monetary settlement or compromise which by its terms unconditionally releases the Indemnified Party completely from all liability in connection with such claim and does not contain any admission of guilt, culpability, misconduct or wrongdoing by, or an undertaking or continuing obligation of the Indemnified Party and is the sole responsibility of the Indemnifying Party (it being acknowledged that in the event of any non-monetary or injunctive settlement)) or consent to the entry of any judgment, such consent not to be unreasonably withheld or delayed.  So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably withheld.  If the Indemnifying Party is not entitled to assume the defense of the claim pursuant to the foregoing provisions or is entitled but does not contest such claim in good faith (including if it does not notify the Indemnified Party of its assumption of the defense of such claim within the twenty day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof (it being acknowledged that in such event the Indemnified Party is not required to obtain the consent of the Indemnifying Party with respect to any settlement or defense thereof), and the Indemnifying Party shall cooperate with it in connection therewith.  Except as otherwise expressly provided in this Section 7.5, the failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.  Any defense costs required to be paid by the Indemnifying Party on behalf of the Indemnified Party shall be paid as incurred, promptly against delivery of reasonably detailed invoices therefor.

(c)           An Indemnified Party shall (i) pursue a claim for indemnification under this Article VII on a timely basis and (ii) to the extent it is reasonably practical to do so, provide the Indemnifying Party with a good faith estimate of the amount of a claim at the time it is asserted; provided, that the Indemnified Party’s failure to comply with either of the preceding clauses (i) or (ii) shall not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

Section 7.6.            Subrogation; Insurance.  If an Indemnified Party recovers Losses from an Indemnifying Party, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party with respect to such recovered Losses, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy.  In case any event shall occur which would otherwise entitle any party to assert any claim for indemnification hereunder, no Losses shall be deemed to have been incurred by such party to the extent of any proceeds actually received by such party from any insurance policies maintained by the Indemnified Party with respect thereto, net of any increase in premiums or other costs associated with such insurance recovery, but nothing herein shall require any party to pursue any insurance claim.

Section 7.7.            Exclusive Remedy.  The right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this Article VII shall be the sole and exclusive right and remedy exercisable by such party with respect to any breach by the other party hereto of any representation or warranty in this Agreement, except in the case of Losses attributable to (i) intentional misrepresentation, gross negligence or fraud, (ii) a breach by the other party of any of its covenants and agreements contained in this Agreement or (iii) a breach by the other party of any of its Fundamental Representations; provided, that the foregoing shall not affect such parties’ rights in Section 8.9.

ARTICLE VIII

MISCELLANEOUS

Section 8.1.            Notices.  All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt to the parties at the following addresses or facsimiles (or at such other address or facsimile for a party as shall be specified by the notice):

If to SLG, SLGOP or Manager Corp:

SL Green Realty Corp.
420 Lexington Avenue
New York, NY  10170
Attention:  Andrew S. Levine
Facsimile:  (212) 216-1785

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York  10004

Attention:  Jeffrey Bagner and Steven Scheinfeld

Facsimile:  (212) 859-4000

If to Parent or the Operating Partnership:

Gramercy Capital Corp.

420 Lexington Avenue
New York, NY  10170
Attention:  Robert R. Foley
Facsimile:  (212) 297-1090

With copies (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York  10019
Attention:  Larry P. Medvinsky and Karl A. Roessner
Facsimile:  (212) 878-8375

Hogan & Hartson LLP
555 Thirteenth Street, NW
Washington, DC  20004
Attention:  David W. Bonser and David P. Slotkin
Facsimile:  (202) 637-5910

Section 8.2.            Entire Agreement.  This Agreement, the exhibits and schedules hereto and the Special Rights Agreement supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of this Agreement and the Special Rights Agreement and constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement.

Section 8.3.            Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Special Rights Agreement and the transactions contemplated by this Agreement and the Special Rights Agreement.

Section 8.4.            Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 8.5.            Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement.

Section 8.6.            No Third-Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VII and other than as provided in Section 5.8 herein.

Section 8.7.            Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of law or otherwise without the prior written consent of the other party to this Agreement and any attempt to do so will be void.  Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

Section 8.8.            CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF TRIAL BY JURY.

(a)           EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE SPECIAL RIGHTS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND

WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 8.8 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE.  Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement or the Special Rights Agreement by complying with the provisions of Section 8.1.  Such service of process shall have the same effect as if the party being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction.  The parties hereby waive all claims of error by reason of such service.  Nothing herein shall affect the right of any party to service process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

(b)           THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT.  THE PROVISIONS OF THIS SECTION 8.8 SHALL SURVIVE THE CLOSING.

Section 8.9.            Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to seek specific performance of the terms hereof.

Section 8.10.          Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 8.11.          GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 8.12.          Manager Disclosure Schedule.  The disclosure of any fact or item in any portion of the Manager Disclosure Schedule referenced by a particular Section or subsection of this Agreement shall, should the existence of the fact or item or its contents be relevant to any other Section or subsection of this Agreement, and if such relevance is reasonably apparent on the face thereof, be deemed to be disclosed with respect to such other Section or subsection of this Agreement to which such fact or item relates.

Section 8.13.          Counterparts; Effectiveness.  This Agreement may be signed in any number of identical counterparts, each of which shall be an original (including signatures delivered via facsimile or electronic mail) with the same effect as if the signatures thereto and hereto were upon the same instrument.  The parties hereto may deliver this Agreement and the other documents required to consummate the transaction contemplated herein by facsimile or electronic mail and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by each other party hereto.

Section 8.14.          Interpretation.  The parties hereto acknowledge and agree that (i) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

Section 8.15.          Parent Board Actions.  Except as otherwise required by Law, all decisions and authorizations that may be required of Parent’s Board of Directors in respect of this Agreement (including the enforcement of Parent’s rights hereunder) and the transactions contemplated hereby shall be made solely by action of those directors who at the time of the relevant deliberation or action have no beneficial or pecuniary interest, direct or indirect, in SLGOP.

[Signatures begin on the next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GRAMERCY CAPITAL CORP.,
a Maryland corporation

By:	/s/ Roger M. Cozzi
	Name:	Roger M. Cozzi
	Title:	Chief Executive Officer

GKK CAPITAL LP,
a Delaware limited partnership

By:	Gramercy Capital Corp., a Maryland Corporation, its general partner

By:	/s/ Roger M. Cozzi
	Name:	Roger M. Cozzi
	Title:	Chief Executive Officer

SL GREEN OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

By:	SL Green Realty Corp., a Maryland Corporation, its general partner

By:	/s/ Andrew S. Levine
	Name:	Andrew S. Levine
	Title:	Chief Legal Officer

GKK MANAGER MEMBER CORP.

By:	/s/ Andrew S. Levine
	Name:	Andrew S. Levine
	Title:	Chief Legal Officer

SL GREEN REALTY CORP. (solely for the purpose of the Sections and Articles as specified in the Preamble of this Agreement)

By:	/s/ Andrew S. Levine
	Name:	Andrew S. Levine
	Title:	Chief Legal Officer

[Signature Page to Securities Transfer Agreement]